                                                                   EXHIBIT 10.66

                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 12th day of February, 1997, by and between Merisel, Inc., a Delaware Corporation (the "Company"), and Dwight A. Steffensen, an individual ("Executive").

                                    RECITALS
                                    --------

     WHEREAS, the Company and Executive are party to an Employment Agreement, dated as of February 12, 1996 (the "Original Employment Agreement"), pursuant to which the Company retained Executive to serve as its Chief Executive Officer for an initial term of one year; and

     WHEREAS, the Company and Executive desire to set forth the terms and conditions governing the renewal of Executive's employment by the Company.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto have agreed as follows:

     1.   Term of Employment.
          ------------------

          The Company shall employ Executive as its Chief Executive Officer and Executive agrees to be so employed by the Company under the terms and conditions of this Agreement commencing as of February 12, 1997 (the "Effective Date") and ending on the earlier of (i) the third anniversary of the Effective Date, or
(ii) termination of Executive's employment pursuant to this Agreement (the period commencing on the Effective Date and ending on the third anniversary thereof is hereinafter referred to as the "Employment Term"), subject to renewal for additional periods as may be mutually agreed by the Company and Executive. The original term and any renewal terms of this Agreement may be sooner terminated as provided herein.

     2.   Scope of Duties.
          ---------------

          Executive shall undertake and assume the responsibility of performing for and on behalf of the Company those duties as shall be consistent with the position of the Chief Executive Officer. Executive covenants and agrees that at all times during the term of this Agreement he shall devote his substantially full-time and best efforts to the execution of his duties pursuant hereto, and the Company acknowledges Executive's obligations as specifically provided in
Section 9.5 herein. Executive currently serves as a member of the Company's Board of Directors (the "Board") and will serve as Chairman of the Board during the Employment Term without additional compensation.

     3.   Compensation.
          ------------

          As compensation for services rendered pursuant to this Agreement, the Company shall pay to Executive, in installments customary with the Company's standard payroll periods, base annual compensation of $505,000 during the Employment Term, provided, however, that the Board may, in its sole discretion, increase such base annual compensation as merited by the performance of Executive. The Company shall deduct from all payments paid to Executive under this Agreement any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance or any other required taxes.

     4.   Stock Appreciation Rights.
          -------------------------

          4.1 Under the Original Employment Agreement, the Company granted Executive a stock appreciation right (the "SAR") covering 500,000 hypothetical shares of the Company's Common Stock ("SAR Shares"). The SAR was granted effective April 25, 1996 (the "Grant Date"), with an SAR exercise price equal to $2.8125 per share, and entitles Executive to receive a cash payment or payments equal to the Distributable Amount (defined below) upon a Distribution Date (defined below).

          4.2 As of February 12, 1997, the SAR was vested as to 24.3/48th of the SAR shares. Except as otherwise provided in Section 4.3 below, the SAR shall continue to vest monthly at a rate of 1/48th of the SAR Shares on each monthly anniversary of the Effective Date while Executive remains an employee of the Company.

          4.3 In the event of a Sale of the Company (as defined in Section 7.4 below), the SAR shall become fully vested.

          4.4 "Distributable Amount" means, with respect to the vested portion of the SAR, the excess of the fair market value of the Company's Common Stock on the Distribution Date (defined below) over the exercise price applicable to such portion. For this purpose, fair market value shall be based on the Nasdaq National Market closing price of the Company's Common Stock for the most recent trading day preceding the Distribution Date.

          4.5 "Distribution Date" means any one or more of the following: (i) 30 days following termination of Executive's employment with the Company for any reason, (ii) the sale of the Company, (iii) each anniversary of the Effective Date from and after February 12, 1998 or (iv) 60 days following written notice by Executive to the Company.

     5.   Stock Option Grant.
          ------------------

          Commencing on February 12, 1997, and on each Distribution Date thereafter, subject to the availability of Options under the Merisel, Inc. 1991 Employee Stock Option Plan or other comparable Company stock option plan, and compliance with all applicable laws and stock exchange regulations, at Executive's election the vested portion of the SAR may be converted into an option to purchase that number of shares of Company Common Stock equal to the number of shares subject to such vested portion of the SAR at an exercise price equal to the exercise price applicable to such SAR, which option shall be on substantially the same terms and conditions as are set forth in the Merisel, Inc. 1991 Employee Stock Option Plan. Any determination regarding the availability of Options under the Merisel, Inc. 1991 Employee Stock Option Plan or other comparable Company stock option plan, as the case man be, or compliance with applicable laws and stock exchange regulations shall be made by the Option Committee in its sole and absolute discretion.

     6.   Bonus, Expenses, Reimbursements and Additional Benefits.
          -------------------------------------------------------

          In addition to the compensation to be paid to Executive pursuant to
Section 3, the Company shall pay, reimburse or otherwise confer the following items of benefit to Executive:

          6.1 During each of the first four quarters of the Employment Term beginning with the quarter beginning January 1, 1997, Executive shall be eligible to receive a bonus based on the Company's financial performance for such quarter. For each such quarter, if any, in which the Company's actual financial performance equals or exceeds targeted levels as reflected in the Board-approved operating plan, Executive shall earn a minimum bonus of $75,750 for performance at targeted levels, increasing to a maximum bonus of $126,250 in the event the Company has net income for such quarter, provided, however, that in the first quarter of 1997 the minimum bonus of $75,750 for such quarter shall be paid to Executive when the Company has net income for any subsequent quarter (regardless of whether this Agreement may be terminated prior to such subsequent determination). Notwithstanding the foregoing, no bonus shall be payable for any quarter in which (i) the Company's actual financial performance is less than targeted levels, (ii) the Company has made an assignment for the benefit of its creditors, or (iii) a petition has been filed under Section 301 or 303 of the Bankruptcy Code by or against the Company and the bankruptcy case commenced thereby remains pending, except that the filing of such a petition will not preclude Executive's eligibility for a bonus with respect to any quarter if (x) the petition is dismissed within 45 days after its filing, or (y) the petition has been filed under chapter 11 of the Bankruptcy Code in connection with the restructuring of the Company's indebtedness that is effected under a prearranged or prepacked reorganization plan whose substan tive terms are acceptable to the Company (a "Prearranged Bankruptcy"). Any bonus to which Executive is entitled will be paid no later than 15 days after the last day of such quarter or 15 days after the day on which his eligibility for such bonus has been determined. If, at any time during a quarter, Executive's employment terminates for any reason other than by the Company for Cause or by Executive voluntarily, then Executive shall be entitled to a pro-rata portion of the minimum target bonus amount for the performance period in which such termination occurs.

          6.2 Subject to Section 11 below, in the event of a Sale of the Company (as defined in Section 7.4 below) during the Employment Term, Executive shall be eligible to receive, and the Company shall pay, a bonus of $790,000 in a lump sum at the consummation of the Sale of the Company, provided, however, that unless the Board approves on each

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

anniversary of the Effective Date Executive's continuing right to receive such bonus, Executive's right to receive such bonus shall expire twelve months following such anniversary of the Effective Date.

          6.3 The Company shall pay Executive a monthly car allowance of $1,600.

          6.4 The Company shall pay (or Executive shall be entitled to reimbursement) for business-related first class or business class air travel expenses.

          6.5 The Company shall pay Executive for the dues at one country club of Executive's choice of $425 per month.

          6.6 The Company agrees to provide Executive with, or to reimburse Executive for, legal, financial planning and accounting services not to exceed $15,000 per year. The Company shall provide Executive with or reimburse Executive an additional amount for legal fees of up to $5,000 in connection with the negotiation of this Agreement; provided that nothing herein shall preclude Executive from applying any fees in excess of the $5,000 amount relating to the negotiation of this Agreement to the amount provided in the prior sentence. Executive shall be reimbursed for incidental business expenses, including home facsimile machine and car phone, consistent with the Company's policy for senior executives.

          6.7 Company shall provide Executive with term life insurance coverage, $1 million face value, at no cost to Executive. In addition, Executive shall be eligible to participate in all other benefit programs and plans which may be afforded senior management of the Company and the Company shall make contributions to such plans and arrangements on behalf of Executive as shall be required or consistent with the terms and conditions of said plans. Such plans and programs may include, by way of example, deferred compensation, group insurance benefits, long-term or permanent disability insurance and major medical coverage.

          6.8 Executive shall be entitled, during the Employment Term, to vacation time with compensation and time off with compensation on account of illness or injury, in accordance with the Company's written policies for employees in effect from time to time.

     7.   Termination of Agreement.
          ------------------------

          7.1 This Agreement may be terminated prior to expiration of the Employment Term by either party upon 60 days written notice to the other party. Upon any termination under this Section 7.1, the Company shall promptly pay Executive all salary and other compensation, including amounts payable, if any, under Section 4 and any unused vacation pay, earned by him through the effective date of such termination.

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

          In the event the Agreement is terminated by Executive, then, at the time the termination is effective, all benefits and payments provided for hereunder shall terminate, and, without limiting the foregoing, Executive shall not be entitled to any severance payment.

          In the event this Agreement is terminated during the Employment Term by the Company other than for Cause, the Company shall continue to pay Executive his annual base salary set forth in Section 3 for the remainder of the Employment Term. In addition, and notwithstanding anything herein to the contrary, if such termination occurs at a time when any negotiations for a Sale of the Company have already occurred with any party, then Executive shall remain eligible to receive and will receive at the time of the Sale the benefits described in Sections 4.3, 6.2 and 9.3, as applicable (provided that the Distributable Amount (as defined in Section 4.4) in such event shall be determined at the time of the Sale), subject to consummation of any such Sale with the third party or any affiliate of the third party, but only if the Sale is consummated within twelve (12) months of such termination.

          After any notice of termination is given under this Section 7.1, whether by the Company or Executive, the Company may remove or suspend Executive from performance of his office or of any of his duties hereunder during the period prior to the effective date of termination, provided, that such removal or suspension shall not affect Executive's right to receive compensation and benefits during such period. The Board must approve the termination of Executive's employment under this Section 7.1.

          7.2  Termination for Death or Disability.  This Agreement shall be
               -----------------------------------
terminated upon the death or, at the Company's option, the disability of Executive. For purposes of this Agreement, the term "disability" shall mean the inability of Executive to perform substantially all of his duties hereunder for any 90 days in a 105 consecutive day period; provided that until such time as the Company elects to terminate this Agreement due to Executive's disability, Executive shall continue to receive from the Company 100% of his compensation and other benefits and distributions by way of compensation, as determined pursuant to Sections 3 and 6, which Executive would otherwise be entitled to receive. Upon the termination of this Agreement due to death or disability of Executive, the Company shall promptly pay Executive or his estate as the case may be, all salary and other compensation, including unused vacation pay, earned by him through the effective date of such termination, less income taxes and other standard employee deductions. In addition, the Company shall pay Executive or his estate, as the case may be, one times his annual base salary set forth in Section 3 reduced (but not below zero) by any Company-provided benefits payable as a result of such death or disability. All other benefits and payments provided for hereunder shall terminate; provided, that nothing in this Section 7.2 shall be construed to prohibit Executive or his estate, as the case may be, from collecting any insurance proceeds or state disability payments to which he or his estate might otherwise be entitled. Nothing herein shall operate to preclude Executive or his estate, as the case may be, from receiving any death or disability benefits that are otherwise payable.

          7.3  Termination for Cause.  This Agreement may be terminated, at the
               ---------------------
Company's option, (i) upon the occurrence of any theft by Executive or conviction for or a plea of nolo

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contendere by Executive to a felony or any crime involving moral turpitude, (ii)
upon the material breach by Executive of any of the provisions of this Agreement, (iii) upon Executive's misconduct (as defined below). Termination for Cause shall not be deemed to have occurred unless the Board adopts a resolution, at a meeting called and held for that purpose (after reasonable notice to Executive and after allowing Executive and his counsel to be heard before the Board) finding that Executive was guilty of conduct set forth in (i), (ii) or
(iii) and specifying the particulars thereof. Notwithstanding any such determination by the Board, Executive may challenge such determination in arbitration pursuant to Section 15. Upon a termination for Cause, which, if contested in arbitration by Executive, is upheld in arbitration, all compensation, benefits and payments provided for hereunder shall terminate, and Executive shall not be entitled to any severance or other payments other than for salary and other compensation (including unused vacation pay) earned by him through the effective date of such termination. "Misconduct" shall mean physical assault, falsification or misrepresentation of facts on Company records, creating or contributing to unsafe working conditions, fraud, dishonesty, willful destruction of Company property or assets or harassment of another employee by Executive. No act, or failure to act, by Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

          7.4 A "Sale of the Company" shall be deemed to occur if (i) any person, corporation, partnership, trust, association, enterprise or group shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of the Company, or (ii) there shall be a sale of all or substantially all of the Company's assets or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock ownership of the purchasing, surviving or parent corporation by the stockholders of the Company before the transaction; provided, however, that the Company shall have no obligation to enter into any such Sale of the Company; and provided further that the decision to proceed with any such Sale of the Company shall be determined by the Board in its sole discretion and the bonus described in Section 6.2 shall not become payable unless a majority of the non-employee members of the Board shall approve such Sale of the Company. It is expressly understood that, for purposes of the definition of "Sale of the Company," the holders of the Company's currently outstanding public notes shall not be deemed to constitute a "group" solely by virtue of their roles as debt holders or by exercising their rights with respect thereto.

     8.   Disclosure of Information.
          -------------------------

          Executive acknowledges that in connection with and as a result of his employment pursuant to this Agreement, he shall make use of, acquire and add to Confidential Information (as defined below). Except as required in connection with his obligations hereunder, Executive shall not, in any manner, disclose or use any Confidential Information, including Confidential

                                       6
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Information received from the Company or others either before, during or after his employment with the Company or received before during or after the term of this Agreement, except upon the prior written consent of the Company. Executive acknowledges that such Confidential Information of the Company will include matters conceived or developed by Executive, as well as matters learned by Executive from employees of the Company. Any Confidential Information that Executive has, shall prepare or shall have prepared, used, use or come into contact with shall be and remain the Company's sole property and shall not be removed from the Company's premises without its prior written consent, and shall be returned upon termination of this Agreement. Executive will not, except as the Company may otherwise consent or direct in writing, sell, use, lecture, or publish any Confidential Information or other proprietary information of the Company or authorize anyone else to do those things at any time either during or subsequent to this Agreement. For purposes of this Agreement, the term "Confidential Information" means either: (A) information concerning the financial condition of the Company or its subsidiaries that is not generally available to the public; or (B) trade secrets as defined in California Civil Code Section 3426.1. In the event that Executive is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, Executive shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Executive is nonetheless, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure of penalty, Executive may, without liability hereunder disclose to such tribunal only that portion of the Confidential Information which Executive is legally required to disclose, provided that Executive exercises his best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.


     9.   Employee's Covenants.
          --------------------

          9.1 During the term of this Agreement, Executive shall (i) observe and conform to the policies and directions promulgated by the Board, act at the instruction of the Board and report exclusively to the Board and/or any committees thereof; (ii) exercise and perform faithfully to the best of his ability on behalf of the Company the powers and duties reasonably required by the Board; and (iii) devote his substantially full time and effort to the business affairs of the Company and its subsidiaries.

          9.2 Executive agrees that during the term of this Agreement and, in the event of a Sale of the Company during the term of this Agreement, for a period of three (3) years following such Sale, Executive will not directly or indirectly (i) engage in a "Restricted Business" (as defined herein), (ii) own or control any debt equity or other interest in a Restricted Business (except as a passive investor of less than 5% of the capital stock or publicly traded notes or

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debentures of a publicly-held company), (iii) act as director, officer, manager, employee, participant or consultant to a Restricted Business, or (iv) be obligated to or connected in any advisory business enterprise or ownership capacity with a Restricted Business. For purposes of this Agreement, a "Restricted Business" shall mean any of Tech Data Corp., Ingram Micro, Inc., Computer 2000 AG (C2000), Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom, Entex Information Services, Inc., Vanstar Corp., SYNNEX Information Technolo gies, Inc., Arrow Electronics, Incorporated or any other wholesale distributor of micro computer products or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them. Executive further agrees that during the term of this Agreement and, in the event of a Sale of the Company during the term of this Agreement, for a period of three (3) years following such Sale, Executive shall not, on behalf of any business enterprise other than the Company and its subsidiaries, solicit the employment of or hire any person that is or was employed by the Company or any of its subsidiaries at any time on or after January 1, 1997.

          9.3  As consideration for Executive's covenants contained in Section
9.2 in the event of a Sale of the Company, the Company shall pay Executive $1,010,000. Such payment shall be paid in a lump sum at the consummation of the Sale of the Company.

          9.4 In the event of any material breach by Executive of any of the restrictions contained in this Agreement (including, without limitation, those set forth in Sections 8, 9, and 10), the Company shall have no further obligation to compensate Executive hereunder and Executive acknowledges that the harm to the Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Executive agrees that, upon any violation of such restrictions, the Company shall be entitled to seek preliminary and permanent injunctive relief in addition to any other remedy, without the necessity of proving actual damages.

          9.5 Executive represents and warrants to the Company that (i) his employment with the Company as contemplated herein does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party including, but not limited to, any agreement with Bergen Brunswig Corporation ("BBC"), (ii) he is not a party to or obligated under any agreement, contract or instrument that will in any way impair his ability to devote his substantially full-time and best efforts to the execution of his duties pursuant hereto including, but not limited to, any agreement with BBC, and (iii) he will not engage in any business or other activity that materially interferes with his ability to devote his substantially full-time and best efforts to the execution of his duties pursuant hereto including, but not limited to, any agreement with BBC. Executive has made the Company aware of the existence of his current agreement with BBC (the "BBC Agreement") pursuant to which he has agreed, among other things, (i) to remain available to provide certain consulting services to BBC, (ii) not to induce or solicit or participate in or assist in any way in the solicitation of any BBC employee to cease employment with BBC, (iii) not to be involved in any transaction or proposed transaction involving the acquisition or potential acquisition of BBC or any affiliate of BBC, (iv) to refrain from entering into certain business relationships with the companies listed on the attached

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Exhibit A, and (v) to maintain the confidentiality of such BBC Agreement.
Executive agrees that any such obligation to render consulting services shall not materially interfere with his obligations to the Company hereunder. The Company acknowledges Executive's obligations to BBC as described above, and agrees to conduct itself so as to avoid Executive's breach of his obligations to BBC as described above.

          9.6 As an independent covenant hereunder, to the extent permitted by law, Employer and Executive represent and warrant to the other that they will not challenge the validity or enforceability of any of the provisions of Section 9 of this Agreement.

     10.  Return of Work Product.
          ----------------------

          Upon termination of this Agreement, or at the request of the Company, Executive agrees to deliver to the Company any and all materials, whether printed, written or otherwise obtained or prepared by Executive and pertaining to the business of the Company or as otherwise acquired by Executive in the performance of this Agreement, and it is further agreed by the parties that all such materials shall be the sole property of the Company.

     11.  Section 280G Payments.
          ---------------------

          In the event it shall be determined that any payment by the Company to or for the benefit of Executive hereunder, whether paid or payable but determined without regard to any additional payments required under this Section 11 ("Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then Executive shall be entitled to receive an additional payment from the Company (a "Reimbursement Payment") in an amount equal to seventy-five percent (75%) of the Excise Tax paid or payable with respect to the Payments, plus an additional payment from the Company in such an amount that after the payment of all taxes (including, without limitation, any interest and penalties on such taxes and the Excise Tax) on the Reimbursement Payment, Executive shall retain an amount equal to the Reimbursement Payment. For example, if the Excise Tax attributable to Payments is $100,000, then Executive shall be entitled to a Reimbursement Payment of $75,000 plus an additional payment intended to reimburse the Executive for taxes attributable to the Reimburse ment Payment and related payments such that Executive receives $75,000 net of all taxes. Notwithstanding the foregoing, Executive's obligation to pay Excise Tax shall not exceed $200,000, and the Company's obligation to pay the Reimbursement Payment shall be increased as necessary to observe this limit. All determinations required to be made under this Section shall be made by the Company's outside auditor at the time of the Sale of the Company, or any other nationally recognized accounting firm reasonably acceptable to the Company and Executive (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. Notice must be given to the Accounting Firm within fifteen (15) business days after an Event entitling Executive to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company. For purposes of making the calculations required by this Section 11, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accounting Firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Internal Revenue Code).

     12.  Agreement Binding Upon Successors and Assigns.
          ---------------------------------------------

          12.1 All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto. Because this Agreement is personal and indivisible in nature, Executive may not assign or transfer this Agreement without the Company's written consent. The Company may, with Executive's written consent, assign or transfer its rights or obligations to any successor corporation or affiliate or in connection with any merger, business combination or sale of all or substantially all of the Company's assets.

          12.2 The Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.


     13.  No Waiver.
          ---------

          The waiver of a breach of any provision of this Agreement by any party shall not operate or be construed as a waiver of any subsequent breach or violation thereof by the other party.

     14.  Notices.
          -------

          All notices and communications provided for hereunder shall be in writing and shall be mailed or delivered to the business or residence address of the respective parties hereinafter provided or to such other address as either party shall designate in writing to the other. Any notice to the Company hereunder shall be sent to the attention of the President of the Company.

     15.  Arbitration.
          -----------

          Any claim, dispute or controversy between the Company and Executive arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall, on written request of either party served on the other, be submitted to binding arbitration by the American Arbitration Association in Los Angeles, California, in accordance with the rules and regulations of that Association, as the exclusive remedy for such controversy. The arbitrator selected by the parties shall conduct a full hearing at which both parties shall be entitled to present evidence, examine and cross-examine witnesses and be represented by counsel. The arbitrator shall issue a written decision which shall be final and conclusive upon the parties. The arbitrator's fee and the cost of the arbitration shall be shared equally by the parties. Controversies covered by this arbitration provision include, but not limited to, claims of harassment or discrimination in violation of state or federal law.

     16.  Counterparts.
          ------------

          This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

     17.  Amendments.
          ----------

          No modifications, extensions, or waiver of any provisions hereof or release of any right hereunder shall be valid, unless the same is in writing and consented to by all parties hereto.

     18.  Governing Law.
          -------------

          This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.


     19.  Severability.
          ------------

          Any provision hereof prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision of this Agreement. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. However, if any provision, or any part thereof, is held to be unenforceable because of the scope or duration of such provision, Executive of the Company agree that the court making such determination shall have the power to reduce the scope, duration and/or area of such provisions in order to make such provision enforceable to the fullest extent permitted by law, and/or to delete specific words and phrases ("blue-penciling"), and in its reduced or blue-penciled from such provision shall then be enforceable and shall be enforced.

     20.  Entire Agreement.
          ----------------

          This Agreement and all other written agreements/documents evidencing matters referred to herein, including but not limited to any indemnification agreement with the Company, contains the entire agreement of the parties with respect to the terms and conditions of the employment of Executive by the Company during the Employment Term, and this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Executive acknowledges that he was represented by counsel in connection with the negotiating and drafting of this Agreement. Executive acknowledges that he has not relied upon information or advice provided by the Company, except as set forth herein and that he is voluntarily entering into this Agreement and that he understands that all terms and provisions of this Agreement are binding upon him, and are not mere recitals.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, effective as of the date hereinabove provided.


                                    MERISEL, INC.,
                                    a Delaware corporation
                                    (the "Company")

Address:

Merisel, Inc.                       By /s/ Joseph Abrams
200 Continental Blvd.                  ---------------------------
El Segundo, CA  90245                    Joseph Abrams, Director



                                    And By /s/ James E. Illson
                                          --------------------------
                                           James E. Illson
                                           Senior Vice President and
                                           Chief Financial Officer

Address:

308 Ocean Ave.                      By  /s/ Dwight A. Steffensen
Seal Beach, CA  90740                  -----------------------------
                                         Dwight A. Steffensen
                                         ("Executive")

                                   EXHIBIT A
                                   ---------


AmeriSource Corporation, a Delaware corporation

Baxter International, Inc., a Delaware corporation

Bindley Western Industries, Inc., an Indiana corporation

Cardinal Health, Inc., an Ohio corporation

Fisher Scientific International, Inc., a Delaware corporation

FoxMeyer Corporation, a Delaware corporation

General Medical Corporation VA, a Virginia corporation

McKesson Corporation, New, a Delaware corporation

Owens & Minor, Inc., New, a Virginia corporation

                                       14